Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-176914

The Information in this preliminary prospectus supplement is not complete and may be changed.  This preliminary prospectus supplement is not an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 6, 2014.

The Goldman Sachs Group, Inc. $ Callable Exchangeable Equity-Linked Notes due

The notes will not bear interest.  The amount that you will be paid on your notes on the redemption date, an exchange date or the stated maturity date (expected to be the third scheduled business day after the determination date), as applicable, is based on the exchange value of the common stock of Google Inc., as determined, respectively, on the redemption notice date, on the relevant exchange notice date or, for purposes of payment on the stated maturity date, on each averaging date (expected to be the three consecutive trading days ending on and including the determination date, which is expected to be seven years after the trade date).  The exchange value for each $1,000 face amount of your notes on any trading day will be the product of the exchange rate (based on the initial index stock price set on the trade date) times the closing price of the index stock on such trading day, subject to any adjustments as described elsewhere in this prospectus supplement.

We may redeem your notes, in whole, but not in part, on any business day on or after February    , 2019 for the greater of (i) the exchange value on the redemption notice date or (ii) $1,000 for each $1,000 face amount of your notes, payable in shares of the index stock (the value of which is measured on the redemption notice date, subject to adjustment) or, at our option, cash.

You can exercise your exchange right at any time by electing to exchange your notes, in whole or in part, for a number of shares of the index stock or, at our option, the exchange value in cash (as measured on the exchange notice date, subject to adjustment). If you elect to exchange your notes, the value of the shares of the index stock or cash you receive in exchange for your notes may be less than the face amount of your notes.

Unless the notes are redeemed by us or you exercise your exchange right, the cash settlement amount for each $1,000 face amount of your notes you will be paid on the stated maturity date will be an amount in cash equal to the arithmetic average of the averaging date prices on each averaging date. The averaging date price for each $1,000 face amount of your notes on an averaging date will equal the greater of (i) the exchange value on such date or (ii) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page S-8.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $     per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $     per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.    The amount of the excess will decline on a straight line basis over the period from the trade date through                 .

Original issue date:	, 2014	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No.     dated                    , 2014.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

About Your Notes

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Prospectus supplement dated September 19, 2011

•                  Prospectus dated September 19, 2011

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-19.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Issuer:  The Goldman Sachs Group, Inc.

Index stock and index stock issuer:  common stock of Google Inc. (Bloomberg ticker “GOOG UW”)

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $1,000 or integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount:  the amount we will pay you on the redemption date, an exchange date or the stated maturity date, as the case may be, for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the redemption date, an exchange date or the stated maturity date, as the case may be, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount” on page S-10 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences:  The notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, it is the opinion of Sidley Austin LLP that if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the notes will be taxed as ordinary interest income. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion.

Principal amount:  unless we exercise our redemption right or you exercise your exchange right with respect to all of your notes, on the stated maturity date, we will exchange each $1,000 face amount of your notes for an amount in cash equal to the cash settlement amount

Cash settlement amount (on the stated maturity date): an amount in cash equal to the arithmetic average of the averaging date prices on each of the averaging dates

Trade date:

Original issue date (settlement date) (to be set on the trade date): expected to be the fifth scheduled business day following the trade date

Stated maturity date (to be set on the trade date):  a specified date that is expected to be the third scheduled business day after the determination date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-20

Determination date (to be set on the trade date): the last averaging date, expected to be seven years after the trade date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-20

Averaging dates (to be set on the trade date):  expected to be the three consecutive trading days ending on and including the determination date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Averaging Dates” on page S-20

Averaging date price:  for each $1,000 face amount of your notes on an averaging date, the greater of (i) the exchange value on such averaging date or (ii) $1,000

Exchange value:  for each $1,000 face amount of your notes, the product of the closing price of the index stock on the relevant date times the exchange rate, subject to adjustment as provided under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-24.  The closing price of the index stock will be determined as of (1) the redemption notice date, for purposes of an exercise of our redemption right, (2) the relevant exchange notice date, for purposes of an exercise of your exchange right and (3) each averaging date, for purposes of payment on the stated maturity date

Exchange rate (to be set on the trade date):  the quotient of (i) 1,000 divided by (ii) the product of (a) 1.299 times (b) the initial index stock price, subject to adjustment as provided under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-24

Redemption right: we may redeem your notes, in whole, but not in part, on any business day on or after February    , 2019 for the greater of (i) the exchange value on the redemption notice date or (ii) $1,000 for each $1,000 face amount of your notes, payable in shares of the index stock (the value of which is measured on the redemption notice date, subject to adjustment) or, at our option, cash, as described under “Specific Terms of Your Notes — Our Redemption Right” on page S-23

Redemption notice date: the date on which we give the holder of the notes notice of our exercise of our redemption right, which will be at least five scheduled business days’ but not more than fifteen scheduled business days prior to the redemption date, as described under “Specific Terms of Your Notes — Our Redemption Right” on page S-23 and subject to postponement as described under “Specific Terms of Your Notes —Consequences of a Market Disruption Event or a Non-Trading Day — Upon an Exercise of Our Redemption Right or Your Exchange Right” on page S-24

Redemption date: the date specified in the redemption notice we deliver to the holder of the notes, subject to postponement as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day —Upon an Exercise of Our Redemption Right or Your Exchange Right” on page S-24

Exchange right:  you may elect to exchange your notes, in whole or in part, at any time, for a number of shares of the index stock (and each type of distribution property, if any, as described under “Specific Terms of Your Notes — Anti-dilution Adjustments— Adjustments for Reorganization Events” on page S-30), unless we are unable to deliver such shares or we elect, at our sole option, to deliver the exchange value in cash, in which case we will pay the exchange value in cash for each $1,000 face amount of your notes.  The number of shares of the index stock (and the amount of each type of distribution property, if any) that we will deliver for each $1,000 face amount of your notes on the exchange date will be calculated as described under “Specific Terms of Your Notes — Your Exchange Right” on page S-21

Exchange notice date:  any date on which the holder of the notes exercises the exchange right, as described under “Specific Terms of Your Notes — Your Exchange Right” on page S-21 and subject to postponement as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Upon an Exercise of Our Redemption Right or Your Exchange Right” on page S-24

Exchange date:  the third business day following the corresponding exchange notice date, subject to postponement as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Upon an Exercise of Our Redemption Right or Your Exchange Right” on page S-24

Initial index stock price (to be set on the trade date and may be higher or lower than the actual closing price of the index stock on the trade date):

Closing price:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Price” on page S-33

Regular cash dividends: in addition to the anti-

dilution adjustments to the exchange rate described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-24, we will also adjust the exchange rate for increased and decreased regular cash dividends in respect of the dividend periods after the date of this prospectus supplement, as described under “Specific Terms of Your Notes — Anti-dilution Adjustments—Regular Cash Dividends” on page S-27

Dividend reference amount: $0.00 per quarter

Dividend periods: the regular cash dividend period, which refers to the frequency of regular cash dividends during the term of the offered notes for purposes of anti-dilution adjustments, will be a calendar quarter

No interest:  the notes will not bear interest

No listing:  the notes will not be listed on any securities exchange or interdealer market quotation system

CUSIP no.:  38147QLX2

ISIN no.:  US38147QLX24

Calculation agent:  Goldman, Sachs & Co.

Business day:  as described on page S-33

Trading day:  as described on page S-33

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only.  It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical closing prices of the index stock on the averaging dates could have on the payment amount and return at maturity on your investment in the notes, in each case, assuming that we have not exercised our redemption right, the holder has not exercised the exchange right and all other variables remain constant.

The hypothetical examples below are based on a range of closing prices of the index stock on the averaging dates that are entirely hypothetical; no one can predict what the index stock price will be on any day throughout the life of your notes, and no one can predict what the closing price of the index stock will be on the averaging dates.  The price of the index stock has been highly volatile — meaning that the price has changed considerably in relatively short periods — in the past and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the index stock and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page S-8 of this prospectus supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Exchange rate	0.673393 (the hypothetical exchange rate assuming a hypothetical initial stock price of $1,143.20, which was the closing price of the index stock on February 5, 2014)

Neither a market disruption event nor a non-trading day occurs on the originally scheduled averaging dates

No change in or affecting the index stock or the exchange rate

Notes purchased on original issue date at the face amount and held to the stated maturity date

We have not exercised our redemption right and the holder has not exercised their exchange right

Moreover, we have not yet set the initial index stock price that will serve as the baseline for determining the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial index stock price may differ substantially from the index stock price prior to the trade date.

For these reasons, the actual performance of the index stock over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical prices of the index stock shown elsewhere in this prospectus supplement.  For more information about the closing price of the index stock during recent periods, see “The Index Stock — Historical High, Low and Closing Prices of the Index Stock” on page S-37.  Before investing in the offered notes, you should consult publicly available information to determine the prices of the index stock between the date of this prospectus supplement and the date of your purchase of the offered notes.

Any rate of return you may earn on an

investment in the notes may be lower than that which you could earn on a comparable investment in the index stock.  Among other things, a reduction in the ordinary cash dividend may reduce the exchange ratio as described under “Specific Terms of Your Notes — Anti-dilution Adjustments—Regular Cash Dividends” on page S-27.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stock.

The prices in the left column of the table below represent hypothetical closing prices of the index stock on each of the averaging dates, expressed as percentages of the initial index stock price. The hypothetical examples shown below assume that the closing price of the index stock is the same on each of the three averaging dates. The amounts in the right column represent the hypothetical cash settlement amounts based on the corresponding hypothetical closing prices (expressed as a percentage of the initial index stock price), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical closing prices of the index stock on each of the averaging dates (expressed as a percentage of the initial index stock) and the assumptions noted above.

Hypothetical Closing Prices of the Index Stock on each of the Three Averaging Dates (as Percentage of Initial Index Stock Price)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
190.000%	146.266%
180.000%	138.568%
170.000%	130.870%
160.000%	123.172%
150.000%	115.473%
129.900%	100.000%
125.000%	100.000%
120.000%	100.000%
100.000%	100.000%
99.000%	100.000%
98.000%	100.000%
95.000%	100.000%
90.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%

If, for example, the arithmetic average of the averaging date prices were determined to be 180.000% of the initial index stock price, the cash settlement amount that we would deliver on your notes at maturity would be approximately 138.568% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would benefit from any increase in the index stock price over 129.900% of the initial index stock price.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-11.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing price of the index stock on any of the averaging dates or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index stock price and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual exchange rate and the actual initial index stock price which will be set on the trade date and the actual closing prices of the index stock determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the index stock. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the index stock, ,the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

 If You Exercise Your Exchange Right Prior to the Stated Maturity Date, You May Receive Less Than the Face Amount of Your Notes

If you elect to exchange your notes at any time prior to the stated maturity date, you may receive less than the face amount of your notes.  Because of the formula that we will use to determine the exchange value (which will be determined on the applicable exchange notice date), the amount you receive on the related exchange date may be less than the face amount of your notes.  Assuming the exchange rate for your notes is 0.673393 (the hypothetical exchange rate assuming a hypothetical initial stock price of $1,143.20, which was the closing price of the index stock on February 5, 2014), and assuming the exchange rate will not be subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below, you may receive less than the face amount of your notes unless the closing price of the index stock on the exchange notice date is substantially higher than the initial index stock price, as described below under “— The Price of the Index Stock Will Have to Increase Substantially Over the Initial Index Stock Price In Order for Each Averaging Date Price to Exceed the $1,000 Face Amount”.  For example, if the initial index stock price were assumed to equal $1,143.20, which was the closing price of the index stock on February 5, 2014, the closing price of the index stock would need to increase by more than 29.90% over the initial index stock price in order for you to receive more than the face amount of your notes. We will set the actual initial index stock price for your notes on the trade date. You may lose your entire investment in your notes if you exercise your exchange right, depending on the closing price of the index stock on the exchange notice date.

The Market Value of the Shares of the Index Stock that We May Deliver to You on the Redemption Date or an Exchange Date Can, and Often Will, Fluctuate from the Market Value of Such Shares on the Redemption Notice Date or the Exchange Notice Date and Any Such Fluctuation Will Affect the Return on Your Notes

If we exercise our redemption right or if you exercise your exchange right, the exchange value for each $1,000 face amount of your notes will be determined on the redemption notice date or the applicable exchange notice date, as applicable.  In the event we deliver shares of the index stock, the market value of any shares of index stock we deliver can, and often will, fluctuate in the period between the date on which we calculate the exchange value and the date on which we deliver such shares.  The longer the period of time between those two dates, the more the shares of the index stock we deliver to you on the redemption date or the exchange date, as applicable, may be subject to price fluctuation.  Any such fluctuation will not change the number of shares of the index stock that you may receive but will affect the return on your notes.

The Price of the Index Stock Will Have to Increase Substantially Over the Initial Index Stock Price In Order for Each Averaging Date Price to Exceed the $1,000 Face Amount

We will calculate the averaging date price

based on the exchange rate on that averaging date for each $1,000 face amount of your notes, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below.  Assuming the exchange rate is 0.673393 (the hypothetical exchange rate assuming a hypothetical initial stock price of $1,143.20, which was the closing price of the index stock on February 5, 2014), and assuming the exchange rate has not been subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below, the closing price of the index stock on each averaging date will have to increase substantially over the initial index stock price in order for each averaging date price to exceed the $1,000 face amount.  For example, if the initial index stock price were assumed to equal $1,143.20, which was the closing price of the index stock on February 5, 2014, the closing price of the index stock would need to increase by more than 29.90% over the initial index stock price in order for you to receive more than the face amount of your notes. We will set the actual initial index stock price for your notes on the trade date. As explained under “Specific Terms of Your Notes” below, unless the exchange value on an averaging date is greater than $1,000, the averaging date price for each $1,000 face amount of your notes on such averaging date will be $1,000.  As further explained under “Specific Terms of Your Notes” below, the cash settlement amount payable on your notes on the stated maturity date (assuming we have not exercised our redemption right or you have not exercised your exchange right) will be an amount in cash for each $1,000 face amount of the notes equal to the arithmetic average of the averaging date prices of the index stock on each of the averaging dates.  Accordingly, the cash settlement amount payable on your notes on the stated maturity date (assuming your exchange right has not been exercised) for each $1,000 face amount of your notes will be $1,000, unless the arithmetic average of the averaging date prices is greater than $1,000.

The closing price of the index stock required for the exchange value on any redemption notice date, an exchange notice date or any averaging date to exceed $1,000 is substantially higher than the initial index stock price.  There is no assurance that the closing price of the index stock will increase to that extent on the redemption notice date, an exchange notice date or any of the averaging dates.

 Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes.  Even if the amount payable on your notes on the redemption date, an exchange date or the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

We Are Able to Redeem Your Notes at Our Option

We may redeem your notes, in whole, but not in part, on any business day on or after February    , 2019 for the greater of (i) the exchange value on the redemption notice date or (ii) $1,000 for each $1,000 face amount of your notes, payable in shares of the index stock (the value of which is measured on the redemption notice date, subject to adjustment) or, at our option, cash. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason.  Because of this redemption option, subject to your exchange right, the term of your notes could be anywhere between five and seven years.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount

The amount you will be paid for your notes on the redemption date, an exchange date or the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the redemption date, an exchange date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the redemption date, an exchange date or the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Payment Amount Will Not Be Affected by the Market Price of the Index Stock on Any Date Other Than the Redemption Notice Date, the Exchange Notice Date or the Averaging Dates, as Applicable

The exchange value, and therefore the payment amount on your notes, will be based on the closing price of the index stock on the redemption notice date, any applicable exchange notice date or the averaging dates, as applicable.  Although the market price of the index stock on the redemption date, exchange date, the stated maturity date or at other times during the life of your notes may be higher than the closing price of the index stock on the relevant redemption notice date, an exchange notice date or averaging dates, you will not benefit from the market price of the index stock at any time other than on the relevant redemption notice date, exchange notice date or averaging dates, as applicable.  In addition, the cash settlement amount will be based on the arithmetic average of the averaging date prices on each of the averaging dates.  Therefore, if the closing price of the index stock dramatically increased on the last averaging date (in other words, the determination date), the payment amount for each of your notes may be significantly less than it would have been had the payment amount been linked only to the closing price of the index stock on that last averaging date.

 The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, may influence the market value of your notes, including:

•                  the market price of the index stock;

•                  the volatility (i.e., the frequency and magnitude of changes) in the market price of the index stock;

•                  interest and yield rates in the market;

•                  the dividend rate of the index stock;

•                  economic, financial, legislative, regulatory, political, military and other events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the price of the index stock;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction.  If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index stock based on its historical performance.  The actual price of the index stock over the life of your notes may bear little or no relation to the historical closing prices of the index stock or to the hypothetical examples shown elsewhere in this prospectus supplement.

Adjustments to the Exchange Rate May Impair the Value of Your Notes if the Index Stock Issuer Pays Regular Cash Dividends that Are Less than the Applicable Dividend Reference Amount

The amount that you are entitled to receive on the stated maturity date (or upon the exercise of our redemption right or your exchange right) is subject to adjustment if the index stock issuer pays regular cash dividends that are higher or lower than the applicable dividend reference amounts, as we describe under “Specific Terms of Your Notes — Anti-dilution Adjustments — Regular Cash Dividends” and “Specific Terms of Your Notes — Anti-dilution Adjustments — Other Dividends and Distributions” below.  In general, we will adjust the exchange rate for your note upward in the event of an increased quarterly dividend and downward in the event of a decreased quarterly dividend in respect of the dividend periods after the date of this prospectus supplement (each of the terms “increased quarterly dividend’’ and “decreased quarterly dividend’’ has a special meaning as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Regular Cash Dividends”

If the index stock issuer pays a regular cash dividend that is less than the applicable dividend reference amount for that dividend period, the calculation agent may adjust the exchange rate downward. If a decreased dividend occurs and the calculation agent adjusts the exchange rate downward, the amount of stock or cash you receive at maturity (or upon the exercise of our redemption right or your exchange right) will be reduced and the market value of your note may be negatively affected. Whether the exchange rate will be adjusted for any particular quarterly dividend and whether the adjustment will be upward or downward will depend on the dividend reference amount for that quarter and the dividend the index stock issuer actually pays for that quarter. It is impossible to predict whether the index stock issuer will pay dividends that are higher or lower than the applicable dividend reference amount for any dividend period or whether the index stock issuer will continue to pay dividends at all. Thus, unless the index stock issuer pays regular cash dividends that are equal to or higher than the applicable dividend reference amounts, it is possible that the exchange rate for your note will be adjusted downward in respect of some or all of the relevant dividend periods and, therefore, that the amount you receive at maturity (or upon exercise of our redemption right or your exchange right) will be reduced and the market value of your note will be negatively affected. Whether the index stock issuer will pay dividends and, if so, the amounts of such dividends, is in its sole discretion and beyond our control.

You will not receive any dividends that may be paid on the index stock by the index stock issuer. See “—You Have No Shareholder Rights or Rights to Receive the Index Stock” below for additional information. A dividend payment could result in both a decline in the market value of the index stock (and, thus, of your note) and a downward adjustment of the exchange rate if the dividend payment is less than the applicable dividend reference amount. Any downward adjustment of the exchange rate will further reduce the market value of your note and thus the amount you receive at maturity (or upon exercise of our redemption right or your exchange right). Even if a dividend payment that results in a decline in the market value of the index stock (and, thus, of your note) also results in an upward adjustment of the exchange rate, there is no assurance that any adjustment of the exchange rate that may be made will compensate you for any resulting decline in market value. In addition, any upward adjustment of the exchange rate resulting from increased quarterly dividends may be more than offset by downward adjustments of the exchange rate resulting from decreased quarterly dividends during other dividend periods. Whether or not the exchange rate for your note will be adjusted in respect of a regular cash dividend and the timing of such adjustment will be determined by the calculation agent in its sole discretion. The calculation agent will not adjust the exchange rate for any decreased or increased dividends that occur after the determination date. Thus, the exchange rate for your note will not be adjusted even if the index stock issuer pays an increased quarterly dividend after that date. In addition, the adjustments described above will not apply to any dividends that are not paid in cash.

If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the index stock. Changes in the market price of the index stock may not result in comparable changes in the market value of your notes. Even if the market price of the index stock equals or exceeds the initial index stock price for your notes, the market value of your notes may not increase in the same manner.  We discuss some of the reasons for this disparity under “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

We Will Not Hold the Index Stock for Your Benefit

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of shares of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your notes for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Rights to Receive the Index Stock

Investing in the notes will not make you a holder of the index stock. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock. In addition, upon the exercise of either our redemption right or your exchange right, we may, at our sole option, elect to pay cash in exchange for your notes, in which case you will have no right to receive any shares of index stock.  In addition, even if we do not elect to pay cash in exchange for your notes upon an exercise of our redemption right or your exchange right, we may still pay cash in lieu of delivery of shares of the index stock if a market disruption event or certain dilution events, as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Adjustments for Reorganization Events” and “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below, occur during the period between the redemption notice date or exchange notice date, as applicable, and the corresponding redemption date or exchange date, and in lieu of delivery of any fractional share.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index stock or other similar securities, which may adversely impact the market for or value of your notes.

Goldman Sachs’ Anticipated Hedging Activities May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the index stock.  We also expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index stock, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  We may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to changes in the price of the index stock.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the prices of the index stock — directly or indirectly by affecting the price of the index stock — and therefore the market value of your notes and the amount we will pay on your notes on the redemption date, an exchange date or at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index stock.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which it is denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of the index stock in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the index stock or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index stock, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Index Stock or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuer of the index stock, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index stock and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index stock, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Past Performance of the Index Stock Is No Guide to Future Performance of the Index Stock

The actual performance of the index stock, as well as the amount payable on the redemption date, the exchange date or the stated maturity date, may bear little or no relation to the historical closing prices of the index stock set forth below under “The Index Stock — Quarterly High, Low and Closing Prices of the Index Stock” or to the hypothetical examples shown elsewhere in this prospectus supplement.  You cannot predict the future prices of the index stock based on its historical fluctuations.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive on the Redemption Date, the Exchange Date or the Stated Maturity Date, as Applicable

As calculation agent for your notes, Goldman, Sachs & Co. will make all determinations regarding whether and how to make anti-dilution adjustments to the exchange rate and the reference amount; the closing price of the index stock on any given trading day; the averaging date price on any averaging date; the cash settlement amount; the exchange value; and whether to postpone the averaging dates (and, if applicable, the stated maturity date), the redemption notice date (and, if applicable, the redemption date) and the exchange notice date (and, if applicable, the exchange date).  See “Specific Terms of Your Notes— Anti-dilution Adjustments” and “Specific Terms of Your Notes — Special Calculation Provisions” below.  The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest.  We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

 There Is No Affiliation Between the Index Stock Issuer and Us, and We Are Not Responsible for Any Disclosure by the Index Stock Issuer

Goldman Sachs is not affiliated with the index stock issuer.  As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the index stock issuer.  Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the index stock issuer contained in this prospectus supplement or in any of the index stock issuer’s publicly available information.  You, as an investor in your notes, should make your own investigation into the index stock issuer.  See “The Index Stock” below for additional information about the index stock.

The index stock issuer is not involved in this offering of your notes in any way and will not have any obligation of any sort with respect to your notes.  Thus, the index stock issuer will not have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

 Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

 You Have Limited Anti-dilution Protection

 Goldman, Sachs & Co., as calculation agent for your notes, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends and other events that affect the index stock issuer’s, or the issuer of any distribution property’s, capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all outstanding shares of the index stock issuer by a third party.  In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Reorganization Events” below.  Those events or other actions by the index stock issuer or a third party may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the market value of your notes.

The Calculation Agent Can Postpone the Averaging Dates, the Redemption Notice

Date or the Exchange Notice Date If a Market Disruption Event or a Non-Trading Day Occurs or Is Continuing

If the calculation agent determines that a market disruption event has occurred or is continuing with respect to the index stock on any day that would otherwise be an averaging date or that day is not a trading day, such averaging date and each succeeding averaging date, if any, will be postponed to the next trading day(s) on which no market disruption event occurs or is continuing, subject to limitations on postponement described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Averaging Dates” below.

In addition, if the calculation agent determines that a market disruption event has occurred or is continuing on any day on which either we seek to exercise our redemption right or the holder seeks to exercise the exchange right, or such day is not a trading day, the redemption notice date or the exchange notice date, as applicable, will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitations on postponement described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

As a result of the foregoing, the redemption date, the exchange date or the stated maturity date for your notes, as applicable, may also be postponed as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. In such a case, you may not receive the cash we are obligated to pay on the stated maturity date, or the payment or delivery of shares of the index stock or other property that we are obligated to deliver, as applicable, on the redemption date or the exchange date, as the case may be, until several days after the originally scheduled redemption notice date, the exchange date or stated maturity date, as applicable.

Moreover, if the closing price of the index stock is not available on the last possible redemption notice date, the last possible exchange notice date or the last possible averaging date, as applicable, because of a market disruption event, a non-trading day or for any other reason (other than any dilution event), the calculation agent will determine the closing price of the index stock as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

 Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until a sale, maturity, redemption or exchange.  This comparable yield is determined solely to calculate the amount on which you will be taxed prior to a sale, maturity, redemption or exchange, and is neither a prediction nor a guarantee of what the actual yield will be.  In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the notes will be taxed as ordinary interest income.  If you are a secondary purchaser of the notes, the tax consequences to you may be different.  Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion.  Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, relating to Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus.  The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement.  The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•                  Unless we elect to deliver shares of the index stock, all payments will be made in U.S. dollars (“$” or “USD”)

Form of note:

•                  global form only:  yes, at DTC

•                  non-global form available:  no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance:  no

•                  covenant defeasance:  no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  anti-dilution provisions will apply to your notes as described under “— Anti-dilution Adjustments” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index Stock and Index Stock Issuer

In this prospectus supplement, when we refer to the index stock, we mean the common stock of Google Inc.  When we refer to the index stock issuer, we mean Google Inc. (or any successor thereto) except as described under “—Anti-dilution Adjustments — Reorganization Events” and “— Anti-dilution Adjustments — Distribution Property” below.  Where applicable, the term “index stock” shall include other distribution property as described under “— Anti-dilution Adjustments — Distribution Property” below.

Payment of Principal on Stated Maturity Date

Unless we exercise our right to redeem your notes as described under “—Our Redemption Right” below or unless you exercise your right to exchange all of your notes as described under “—Your Exchange Right” below, on the stated maturity date, we will exchange each $1,000 face amount of your notes for an amount in cash equal to the cash settlement amount.

If your notes are exchanged in part pursuant to your exchange right, we will make the cash payment described above on your remaining notes on the stated maturity date.

Cash Settlement Amount

The cash settlement amount for each $1,000 face amount of your notes will be an amount in cash equal to the arithmetic average of the averaging date prices on each of the averaging dates.

The averaging date price for each $1,000 face amount of your notes on an averaging date will equal the greater of (i) the exchange value on such averaging date or (ii) $1,000.

Stated Maturity Date

The stated maturity date (which will be determined on the trade date) is expected to be the third scheduled business day after the determination date, unless that date is not a business day, in which case the stated maturity date will be postponed to the next following business day.  If the determination date is postponed as described under “—Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date.  In no event will the stated maturity date be postponed by more than five business days.

Averaging Dates

The averaging dates (which will be determined on the trade date) are expected to be the three consecutive trading days ending on and including the determination date, provided that if the calculation agent determines that a market disruption event occurs or is continuing on any day that would otherwise be an averaging date or such day is not a trading day, such averaging date and each succeeding averaging date, if any, will be postponed to the next trading day(s) on which the calculation agent determines that a market disruption event does not occur and is not continuing.  In no event, however, will any averaging date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  If a market disruption event occurs or is continuing on such last possible averaging date or such last possible day is not a trading day, that day will nevertheless be the last averaging date(s) and the determination date.  In such case, more than one averaging date may occur simultaneously on such last possible day.

Determination Date

The determination date will be the last averaging date and is expected to be seven years after the trade date. However, if the calculation agent determines that a market disruption event occurs or is continuing on any day that would otherwise be an averaging date or such day is not a trading day, the determination date will be  postponed as described under “— Averaging Dates” above.

Exchange Value

The exchange value for each $1,000 face amount of your notes will be an amount equal to the product of the exchange rate times the closing price of the index stock on the relevant date, subject to adjustment as described under “— Anti-dilution Adjustments” below.  The exchange rate is subject to adjustment, both as to the amount and type of property comprising the exchange rate, as described under “— Anti-dilution Adjustments” below.  The calculation agent will determine the closing price of the index stock as of (1) the redemption notice date, for purposes of an exercise of our redemption right, (2) the applicable exchange notice date, for purposes of an exercise of your exchange right and (3) each averaging date, for purposes of determining the cash settlement amount, in each case, subject to the occurrence of a market disruption event as described under “—Consequences of a Market Disruption Event or a Non-Trading Day” below.

Your Exchange Right

You may elect to exchange your notes, in whole or in part, at any time and from time to time, for shares of the index stock (and each type of distribution property, if any, as described under “— Anti-dilution Adjustments — Adjustments for Reorganization Events” below) by satisfying the conditions described under “— Exercise Requirements” below.  Alternatively, if we are unable to deliver such shares or we elect, at our sole option, we may deliver for each $1,000 face amount of your notes, instead of shares of the index stock (and any distribution property, if applicable), cash in an amount equal to the exchange value.

In the event you exercise your exchange right and we do not elect to deliver the exchange value in cash, and if no property other than shares of the index stock is to be delivered, we will deliver a number of shares of the index stock for each $1,000 face amount of your notes equal to the exchange rate, adjusted as described under “— Anti-dilution Adjustments” below.

On the other hand, if you exercise your exchange right and we do not elect to deliver the exchange value in cash, and if your notes would be exchangeable in whole or in part for property other than shares of the index stock because of a reorganization event, the calculation agent will determine the amount of each type of distribution property (which may include shares of the index stock) that we will deliver for each $1,000 face amount of your notes in the manner described under “— Anti-dilution Adjustments — Adjustments for Reorganization Events” below.

Delivery of shares of the index stock or cash will be made on the exchange date and in the manner we describe under “— Manner of Payment and Delivery” below. We describe the exchange notice date and the exchange date under “— Exercise Requirements” below.

If an exchange would otherwise involve delivery of a fractional share of the index stock, we will pay cash instead of the fractional share in an amount equal to that fraction multiplied by the closing price of the index stock on the exchange notice date.

If we choose to pay cash instead of delivering shares of the index stock (or other distribution property, if applicable), we will notify the holder of our election no later than the business day after the exchange notice date.  Thus, if you exercise your exchange right and we do not notify the holder on the business day after the exchange notice date of our intention to pay cash, we will deliver shares of the index stock (and any distribution property, if applicable) on the exchange date, except in the limited circumstances described under “— Anti-dilution Adjustments— Adjustments for Reorganization Events” and “— Consequences of a Market Disruption Event or a Non-Trading Day” below. If we give the notice described above with respect to your notes, we will do so by telecopier to the number specified by the person who submits the notice of exchange for your notes. The notice of exchange is described under “— Exercise Requirements” below.

If you exercise your exchange right, the cash or market value of the shares of the index stock or other property you receive in exchange for each $1,000 face amount of your notes on the exchange date may be less than 100% of the face amount of your notes.  We describe this risk under “Additional Risk Factors Specific to Your Notes — The Market Value of the Shares of the Index Stock that We May Deliver to You on the Redemption Date or an Exchange Date Can, and Often Will, Fluctuate from the Market Value of Such Shares on the Redemption Notice Date or the Exchange Notice Date and Any Such Fluctuation Will Affect the Return on Your Notes” above.

Except as described above in this subsection, you will not be entitled to require us to repay your notes before the stated maturity date.

Exercise Requirements

To exercise the exchange right, the following

requirements must be satisfied on any day that qualifies as both a trading day and a business day and before the exchange right expires:

•                  Both the trustee and the calculation agent must receive a properly completed and signed notice of exchange, in the form attached to this prospectus supplement, specifying the face amount of your notes to be exchanged. Delivery must be made by facsimile as provided in the attached notice of exchange.

•                  If your notes are in global form, you or the bank or broker through which you hold your interest in the portion of your notes being exchanged must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any day that qualifies as both a trading day and a business day, this requirement will be deemed satisfied as of 11:00 A.M. on the same day. To ensure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

•                  If your notes are not in global form, the trustee must receive the certificate representing your notes.

Your notes will be issued in global form only.  We describe the situations in which we may terminate a global note in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security?”.  If your notes are not in global form, deliveries of certificates to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the form of notice of exchange attached to this prospectus supplement or at any other location that the trustee may provide to the holder for this purpose in the future.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of exchange or as to whether and when the required deliveries have been made. Once given, a notice of exchange may not be revoked.

Questions about the exercise requirements should be directed to the trustee at the number and location stated in the notice of exchange attached to this prospectus supplement.

Exchange Notice Date. If the required deliveries described under “— Exercise Requirements” above occur by 11:00 A.M., New York City time, on a day that is both a trading day and a business day, that day will be the exchange notice date for the exchange, subject to postponement as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below. If the required deliveries occur after that time, the next day that is both a trading day and a business day will be the exchange notice date for the exchange. In all cases, however, the required deliveries must occur before the exchange right expires as described below.

Exchange Date. If the exchange right is exercised, we will deliver shares of the index stock (and any distribution property, if applicable) or pay the cash due on the exchange on the third business day after the exchange notice date, subject to adjustment as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below. We refer to that due date as the exchange date.

Expiration of Exchange Right. In all cases, the required deliveries described under “— Exercise Requirements” above must occur no later than 11:00 A.M., New York City time, on the earlier of (1) the last day before the first averaging date that is both a business day and a trading day and (2) any redemption notice date.  Immediately after that time, the exchange right will expire and may not be exercised.

You May Only Exercise Your Exchange Right Through the Holder of Your Notes.  As long as your notes are in global form, the depository or its nominee is the holder of your notes, and you may only exercise your exchange right through that entity. Therefore, if you would like to exercise your exchange right, you should give proper and timely instructions to the bank or broker through which you hold your interest in the notes, requesting that it notify the depository or its nominee to exercise the exchange right on your behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if you hold your notes in street name.

Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the exchange right in a timely manner.

Our Redemption Right

We may redeem your notes, in whole, but not in part, for the greater of (i) the exchange value on the redemption notice date or (ii) $1,000, payable in shares of the index stock (and each type of distribution property, if any, as described under “— Anti-dilution Adjustments— Adjustments for Reorganization Events” below  or, at our option, cash,  on any business day on or after February    , 2019.

In the event we exercise our redemption right and we do not elect to pay in cash, and if no property other than shares of the index stock is to be delivered, we will deliver a number of shares of the index stock for each $1,000 face amount of your notes equal to the exchange rate, adjusted as described under “— Anti-dilution Adjustments” below.

On the other hand, if we exercise our redemption right and we do not elect to pay in cash, and if your notes would be exchangeable in whole or in part for property other than shares of the index stock because of a reorganization event, the calculation agent will determine the amount of each type of distribution property (which may include shares of the index stock) that we will deliver for each $1,000 face amount of your notes in the manner described under “— Anti-dilution Adjustments — Adjustments for Reorganization Events” below.

Delivery of shares of the index stock or cash will be made on the redemption date and in the manner we describe under “— Manner of Payment and Delivery” below.

If our redemption would otherwise involve delivery of a fractional share of the index stock, we will pay cash instead of the fractional share in an amount equal to that fraction multiplied by the closing price of the index stock on the redemption notice date.

If we choose to pay cash instead of delivering shares of the index stock (or other distribution property, if applicable), we will notify the holder of our election no later than the business day after the redemption notice date.  Thus, if we exercise our redemption right and we do not notify the holder on the business day after the redemption notice date of our intention to pay cash, we will deliver shares of the index stock (and any distribution property, if applicable) on the redemption date, except in the limited circumstances described under “— Anti-dilution Adjustments— Adjustments for Reorganization Events” and “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

If we choose to exercise our early redemption right described in this prospectus supplement, we will notify the holder of your notes and the trustee by giving at least five scheduled business days’ but not more than fifteen scheduled business days prior notice. Delivery of shares of the index stock or cash will be made on the redemption date and in the manner described under “—Manner of Payment and Delivery” below. The day we give the notice, which will be a trading day, will be the redemption notice date and the day we select for redemption, which we will state in the redemption notice, will be the redemption date, each subject to postponement as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below. We will not give a redemption notice that results in a redemption date later than the stated maturity date.

Except as described above in this subsection or under “—Your Exchange Right” above, we will not be permitted to redeem your notes and you will not be entitled to require us to repay your notes before the stated maturity date.

Consequences of a Market Disruption Event or a Non-Trading Day

Upon Maturity

If a market disruption event occurs or is continuing on a day that would otherwise be an averaging date, or such day is not a trading day, then such averaging date and each succeeding averaging date, if any, will be postponed as described under “— Payment of Principal on Stated Maturity Date — Averaging Dates” above. As a result, the determination date and stated maturity date for your notes may also be postponed, as described under “— Payment of Principal on Stated Maturity Date — Determination Date” and “— Payment of Principal on Stated Maturity Date — Stated Maturity Date” above.

If the closing price(s) of the index stock that must be used to determine the exchange value or the amount of cash we will deliver on the stated maturity date is not available on the last possible averaging date because of a market disruption event, a non-trading day or for any other reason (except as described under “— Anti-dilution Adjustments” below), the calculation agent will nevertheless determine such closing price or closing prices based on its assessment, made in its sole discretion, of the price of the index stock on that day.

Upon an Exercise of Our Redemption Right or Your Exchange Right

If a market disruption event occurs or is continuing on a day that would otherwise be a redemption notice date or an exchange notice date, as applicable, then such redemption notice date or the exchange notice date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing; provided, however, that any redemption notice date or exchange notice date, as applicable, will not be postponed by more than three scheduled trading days. If a market disruption event occurs or is continuing on the day that is the last possible redemption notice date or exchange notice date, as applicable, or such last possible day is not a trading day, that day will nevertheless be the redemption notice date or exchange notice date.  If the redemption notice date or exchange notice date is postponed as described above, the related redemption date or exchange date will be postponed to the third business day after the postponed redemption notice date or exchange notice date.

If the closing price of the index stock that must be used to determine the exchange value or the amount of cash or shares of the index stock (and/or other distribution property, if applicable) we will deliver on the redemption date or the exchange date is not available on the last possible redemption notice date or exchange notice date because of a market disruption event, a non-trading day or for any other reason (except as described under “— Anti-dilution Adjustments” below), the calculation agent will nevertheless determine such closing price based on its assessment, made in its sole discretion, of the price of the index stock on that day.

In addition, if a market disruption event occurs or is continuing on the redemption notice date, exchange notice date or on any later day through and including the redemption date or exchange date, or if for any other reason we are unable to deliver shares of the index stock (or any distribution property, if applicable), we may choose to pay cash instead of delivering shares of the index stock (and any distribution property, if applicable) on the redemption date or the exchange date, even if we have not notified the holder of our election to deliver the exchange value in cash instead of shares of the index stock (and any distribution property, if applicable), as described under “— Our Redemption Right” and “— Your Exchange Right” above.

 Anti-dilution Adjustments

The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the seven subsections beginning with “— Stock Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection.  However, if you elect to receive shares of the index stock and/or other distribution property, if any, the calculation agent may, in its sole discretion, adjust the number of shares of the index stock or any other distribution property to be delivered to reflect a dilution or reorganization event that occurs after the redemption notice date, the exchange notice date or applicable averaging date but prior to the redemption date, exchange date or stated maturity date.

The adjustments described below do not cover all events that could affect the index stock, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the exchange rate.  No adjustment will be made to the initial index stock price or any other price relevant to your notes.  If an event requiring anti-dilution adjustment occurs with regard to the index stock, the calculation agent will make the adjustment by taking the following steps:

•                  Step One. The calculation agent will adjust the exchange rate. This term refers to the amount of the index stock or other distribution property used to calculate the exchange value for each $1,000 face amount of your notes.  If no adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required, the exchange rate will be equal to the quotient of (i) 1,000 divided by (ii) the product of (a) 1.299 times (b) the initial index stock price.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the dilution events described in the first six subsections below — these involve stock splits, reverse stock splits, stock dividends, regular cash dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the exchange rate might be, for example, doubled or halved, depending on the event. In the aforementioned example, the amount of the index stock or other distribution property used to calculate the exchange value for each note on the relevant redemption notice date, the exchange notice date or the applicable averaging date would be doubled or halved, as applicable.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then assuming there has been no prior anti-dilution adjustment, the exchange rate will be adjusted to be: the product of (1) the amount of each type of property distributed in the reorganization event in respect of one share of the index stock plus one share of the index stock if the index stock remains outstanding, which we refer to as the distribution property, multiplied by (2) the exchange rate immediately prior to the adjustment.

The manner in which the calculation agent adjusts the exchange rate in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the seven subsections that follow.

Step Two. Having adjusted the exchange rate in step one, the calculation agent will determine the exchange value for each $1,000 face amount of your notes by multiplying the closing price of the index stock by the adjusted exchange rate.

•                  Step Three.  Having determined the exchange value in step two, if either our redemption right or your exchange right has not been exercised, the calculation agent will use the exchange value on each averaging date to calculate the averaging date price on each averaging date and the cash settlement amount.

•                  Step Four.  If either we have exercised our redemption right or if you have exercised your exchange right and we have not elected to deliver the exchange value in cash, the calculation agent will determine the amount and type of each property we will deliver on the redemption date or exchange date, as applicable, in the following manner.

If the adjusted exchange rate at the close of trading hours for the index stock on the redemption notice date or an exchange notice date, as applicable, consists entirely of shares of the index stock, we will deliver, for each $1,000 face amount of your notes, a number of shares of the index stock equal to the exchange rate.

On the other hand, if the adjusted exchange rate on the redemption notice date or the exchange notice date, as applicable, includes any property other than shares of the index stock, then the calculation agent will determine the amount of each type of distribution property that we will deliver for each $1,000 face amount of your notes in the manner described under “— Adjustments for Reorganization Events” below.

If more than one event requiring adjustment as described in this subsection entitled “— Anti-dilution Adjustments” occurs, the calculation agent will first adjust the exchange rate as described above in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the exchange rate for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the exchange rate as already adjusted for the first event, and so on for each event. Having adjusted the exchange rate for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the exchange value using the exchange rate as sequentially and cumulatively adjusted for all the relevant events.  With respect to any of your notes to be exchanged on a redemption date, an exchange date or the stated maturity date, the calculation agent will make all required determinations and adjustments no later than the redemption notice date, the exchange notice date or the determination date, as applicable.

The calculation agent will adjust the exchange rate for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate or the market price that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following seven subsections describe the dilution events for which the exchange rate is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the exchange rate — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth less as a result of a stock split.

If the index stock is subject to a stock split, then the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate — i.e., the exchange rate before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the index stock times (2) the prior exchange rate.  The exchange rate will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the redemption notice date, the exchange notice date or the applicable averaging date, as applicable, except as described above.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the exchange rate to equal the product of the prior exchange rate times the quotient of (1) the number of shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective.  The exchange rate will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the redemption notice date, the exchange notice date or the applicable averaging date, as applicable, except as described above.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock dividend.

If the index stock is subject to a stock dividend, then once the stock dividend becomes effective the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the index stock times (2) the prior exchange rate.  The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the redemption notice date, the exchange notice date or the applicable averaging date, as applicable, except as described above.

The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

Regular Cash Dividends

In addition to the anti-dilution adjustments to the exchange rate below, we will also adjust the exchange rate for increased and decreased regular cash dividends in respect of the dividend periods after the date of this prospectus supplement, as described below. A regular cash dividend that is declared or made (as the calculation agent may determine in its sole discretion) with respect to the index stock will be deemed to be an increased quarterly dividend if its per-share value exceeds the applicable dividend reference amount for that quarter, and will be deemed to be a decreased quarterly dividend if its per-share value falls below the applicable dividend reference amount for that quarter. For the avoidance of doubt, a failure of the index stock issuer to declare or make a quarterly dividend payment on the index stock (as determined by the calculation agent in its sole discretion) will be deemed to be a decreased quarterly dividend if the dividend reference amount at that time is greater than $0.00 per quarter. In general, we will adjust the exchange rate for your note upward in the event of an increased quarterly dividend and downward in the event of a decreased quarterly dividend, as described below. The exchange rate will not be adjusted, however, unless the related ex-dividend date occurs after the date of this prospectus supplement, and on or before the determination date. However, in the event the exchange rate is adjusted because of a failure by the index stock issuer to declare or make a quarterly dividend payment, the effective date for adjusting the exchange rate will be the first business day immediately following the related regular quarterly ex-dividend date (or such other date that the calculation agent may determine in its sole discretion is appropriate to ensure an equitable result), ending on the determination date. If the index stock issuer announces or the calculation agent otherwise determines in its sole discretion that there will not be a dividend payment for any given period, the calculation agent may adjust the exchange rate at such time as is necessary to ensure an equitable result in respect of the relevant period. In addition, the exchange rate will not be adjusted as described below in respect of any dividend that is not a regular cash dividend.

A dividend with respect to the index stock will be deemed to be a regular cash dividend if it is any cash dividend paid on the index stock during a regular cash dividend period that is neither an extraordinary dividend as defined under “— Other Dividends and Distributions” below nor the result of any other event described in this subsection entitled “— Anti-dilution Adjustments”.

The dividend reference amounts for the regular cash dividends paid in respect of the dividend periods after the date of this prospectus supplement will be $0.00 per quarter.

If an increased or decreased quarterly dividend occurs in respect of one of the dividend periods after the date of this prospectus supplement, the calculation agent will adjust the exchange rate to equal the product of (1) the prior exchange rate times (2) a fraction, the numerator of which is the closing price of the index stock on the business day before the related ex-dividend date (or such other date as the calculation agent may determine (in its sole discretion) is appropriate to ensure an equitable result) (a) plus the increased dividend amount or (b) minus the decreased dividend amount, as applicable, and the denominator of which is an amount equal to that closing price. The increased dividend amount equals the per-share amount of the increased quarterly dividend minus the applicable dividend reference amount for that quarter, and the decreased dividend amount equals the applicable dividend reference amount for that quarter minus the per-share amount of the decreased quarterly dividend. If the exchange rate is adjusted as under “— Anti-dilution Adjustments”, the calculation agent will adjust the dividend reference amount to the extent (if any) it determines is appropriate to reflect the events giving rise to those other adjustments. For example, if the index stock is subject to a 1-for-2 reverse stock split, then the calculation agent will double the dividend reference amount, and if the index stock is subject to a 2-for-1 stock split then the calculation agent will reduce the dividend reference amount by half. In addition, the calculation agent may adjust the dividend reference amount and/or the frequency or dates of adjustments to the exchange rate in connection with decreased or increased dividends as it deems necessary to obtain an equitable result, including but not limited to, as a result of merger events or if the index stock issuer changes the frequency of dividend payments or pays dividends in respect of periods other than those occurring in the dividend periods after the date of this prospectus supplement or in the event that any of the related ex-dividend dates do not occur. For example, if the index stock issuer declares regular dividends on a semi-annual basis in the future, the calculation agent will (1) make any adjustment on a semi-annual instead of a quarterly basis for any period in which the dividend frequency is so changed, and (2) use the sum of the two dividend reference amounts relating to that semi-annual period as the new dividend reference amount.

A distribution on the index stock that is both an “extraordinary dividend” (as defined under “—Other Dividends and Distributions”) and also an increased or decreased regular cash dividend will result in an adjustment to the exchange rate only as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Other Dividends and Distributions” on page S-28.

You will have no right to receive any dividend that is paid on the index stock. Dividend payments may adversely affect the market value of the index stock, and thus of your note, and there is no assurance that any adjustment of the exchange rate that might be made will compensate you for any decline in value.

The calculation agent will make all determinations with respect to adjustments, including whether an increased or decreased regular cash dividend has been paid in respect of any quarter and, if so, the nature and amount of any exchange rate adjustment that may be made in respect of that dividend, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder. In addition, the calculation agent may, in its sole discretion, modify these adjustments as necessary to ensure an equitable result.

Other Dividends and Distributions

The exchange rate will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

•                  stock dividends described above,

•                  regular cash dividends described above,

•                  issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•                  distributions that are spin-off events described under “— Reorganization Events” below, and

•                  extraordinary dividends described below.

A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to the index stock, the calculation agent will adjust the exchange rate to equal the product of (1) the prior exchange rate times (2) a fraction, the numerator of which is the closing price of one share of the index stock on the trading day immediately preceding the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.  The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the redemption notice date, the exchange notice date or the applicable averaging date, as applicable, except as described above.

The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

•                  for an extraordinary dividend that is paid in lieu of a regular cash dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

•                  for an extraordinary dividend that is not paid in lieu of a regular cash dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Adjustments for Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase the index stock at an exercise price per share that is less than the closing price of the index stock on the trading day immediately preceding the ex-dividend date for the issuance, then the exchange rate will be adjusted by multiplying the prior exchange rate by the following fraction:

•                  the numerator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

•                  the denominator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the trading day immediately preceding that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately preceding that ex-dividend date.

The exchange rate will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the redemption notice date, the exchange notice date or the applicable averaging date, as applicable, except as described above.

Reorganization Events

Each of the following is a reorganization event:

•                  the index stock is reclassified or changed,

•                  the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the index stock are reclassified or changed,

•                  the index stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the index stock, such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•                  the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding index stock (other than shares of the index stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the index stock immediately following such event,

•                  the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•                  the index stock issuer effects a spin-off — that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described in the five bullet points above,

•                  the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•                  any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the index stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the index stock or by the primary securities exchange on which the index stock or listed options on the index stock are traded, and will ultimately be determined by  the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the exchange rate by adjusting the reference amount.  The reference amount refers to the amount and type of property used to calculate the exchange value for each $1,000 face amount of your notes.  Initially, the reference amount will be the amount of index stock specified under “exchange rate” above.  However, if the exchange rate is adjusted because of a dilution event, then the reference amount will be adjusted in a corresponding manner.  For example, if an exchange rate adjustment is required because of a stock split, reverse stock split, stock dividend, regular cash dividend (if applicable), extraordinary dividend or issuance of rights and warrants, then the reference amount might be adjusted to be, for example, double or half the amount of index stock specified above, depending on the event requiring adjustment.

Similarly, if adjustment is required because of a reorganization event in which cash and securities are distributed, for example, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of the amount of index stock specified above, if there has been no prior adjustment of the exchange rate.  If there has been a prior adjustment, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of, for example, double or half the specified amount of index stock or whatever else the reference amount might be when the distribution occurs.

If a reorganization event occurs with respect to the index stock, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in the reorganization event in respect of the reference amount as in effect before that reorganization event, taken together. We define the term “distribution property” below.

If a reorganization event occurs and you have exercised your exchange right and we have not elected to deliver the exchange value in cash, for purposes of step four, the calculation agent will then determine, in its sole discretion, the amount of each type of distribution property to be delivered on the exchange date for each $1,000 face amount of your notes being exchanged with respect to the index stock by multiplying (i) the exchange rate by (ii) the amount of each type of distribution property included in the adjusted reference amount on the exchange notice date, as determined by the calculation agent in its sole discretion.  We may elect, at our discretion, to substitute any one or more types of distribution property with a cash payment of equivalent value.  As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price (calculated according to the same methodology as specified in the definition of “closing price” below, without any anti-dilution adjustments) of one share of such security on the exchange notice date or the applicable averaging date, as applicable.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of the index stock comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted exchange rate to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “—Anti-dilution Adjustments” as if the common shares of the surviving company were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount.  Consequently, the exchange value will be the total value, as determined by the calculation agent on the redemption notice date, the exchange notice date or averaging date, as applicable, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the redemption notice date, the exchange notice date or the applicable averaging date, as applicable.

In this prospectus supplement, whenever we say that the calculation agent will adjust the exchange rate in respect of a dilution event, we mean that the calculation agent will adjust the reference amount in a manner described in this subsection if the dilution event is a reorganization event.  The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the date of this prospectus supplement and on or before the redemption notice date, the exchange notice date or the applicable averaging date, as applicable, except as described above.

Distribution Property.  When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event.  In the case of a spin-off, or any other reorganization event after which the index stock remains outstanding, the distribution property also includes the index stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above.  Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount.

Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity.  We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note.  Although the terms of your notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. These actions may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

 Manner of Payment and Delivery

Any payment or delivery on your notes at maturity, on any redemption date or exchange date will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of shares of the index stock or distribution property ourselves or cause our agent to do so on our behalf. If delivery of shares of the index stock would otherwise involve a fractional share, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price of one share of the index stock on the redemption notice date or the exchange notice date.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The same will apply to any delivery of shares of the index stock or any distribution property that would otherwise be due on a day that is not a business day.  For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes.  We discuss this term under “— Special Calculation Provisions” below.

 Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the closing price of the index stock, the averaging date price on each averaging date, the cash settlement amount, the exchange value, the exchange rate, anti-dilution adjustments, market disruption events, business days, trading days, averaging dates, the determination date, the stated maturity date, any exchange notice date or exchange date, if applicable, any redemption notice date or redemption date, if applicable whether the requirements for the exercise of your exchange right have been met, the default amount, the amount payable on the stated maturity date and the amount payable or the number of shares of the index stock (and other distribution property, if any) deliverable on your notes on the redemption date or the exchange date, as applicable.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement.  We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal securities market for the index stock is open for trading.

Closing Price

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per share or other unit basis:

•                  on the principal U.S. national securities exchange on which that security is listed for trading on that day, or

•                  if that security is not listed on any U.S. national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that security, or

•                  if that security is not quoted on any U.S. national securities exchange or U.S. national market system, on the principal securities exchange on which that security is listed for trading on that day, or

•                  any other securities exchange or market system on which that security is traded.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below) will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes.  That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.  The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to

above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.  For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to the index stock:

•                  a suspension, absence or material limitation of trading in the index stock on its primary market, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts relating to the index stock, if available, in the primary market for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes.  For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in the option or futures contracts relating to the index stock.

For this purpose, an “absence of trading” in the primary securities market on which the index stock is traded, or on which option or futures contracts relating to the index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in the index stock or in option or futures contracts relating to the index stock, if available, in the primary market for the index stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market,

•                  an imbalance of orders relating to the index stock or those contracts, or

•                  a disparity in bid and ask quotes relating to the index stock or those contracts,

will constitute a suspension or material limitation

of trading in the index stock or those contracts in that market.

In this subsection about market disruption events, references to the index stock include securities that are part of the reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of the index stock and listed or over-the-counter options on or before the trade date. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to index stock. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index stock,

•                  may take or dispose of positions in the securities of the index stock issuer itself,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/ or

•                  may take short positions in the index stock or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index stock. We expect these steps to involve sales of instruments linked to the index stock on or shortly before the determination date. These steps may also involve sales and/or purchases of the index stock, or listed or over-the-counter options, futures or other instruments linked to the index stock or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX STOCK

The index stock issuer is Google Inc.  According to publicly available information, Google Inc. is a global technology company that generates revenue primarily by delivering online advertising.

Where Information About the Index Stock Can Be Obtained

The index stock is registered under the Securities Exchange Act of 1934.  Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically.  Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC.  The address of the SEC’s web site is http://www.sec.gov.  Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 000-50726.

Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

We Obtained the Information About the
Index Stock from the Index Stock Issuer’s Public Filings

This prospectus supplement relates only to your notes and will not relate to the index stock or other securities of the index stock issuer.  We have derived all information about the index stock in this prospectus supplement from the publicly available information referred to in the preceding subsection.  We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuer in connection with the offering of your notes.  We do not make any representation that any publicly available information about the index stock issuer is accurate or complete.  Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange value — have been publicly disclosed.  Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive on the redemption date, the exchange date or the stated maturity date, as applicable, and therefore, the market value of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services.  In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer.   As an investor in your notes, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in your notes.

Historical High, Low and Closing Prices of the Index Stock

The closing price of the index stock has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing price of the index stock during any period shown below is not an indication that the index stock is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the index stock as an indication of the future performance of the index stock.  We cannot give you any assurance that the future performance of the price of the index stock will result in your receiving an amount greater than the outstanding face amount of your notes on the exchange date or stated maturity date, as applicable.  In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially less likely that exchange value will be greater than the face amount of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.  Before investing in the offered notes, you should consult publicly available information to determine the relevant index stock price between the date of this prospectus supplement and the date of your purchase of the offered notes.  The actual performance of the index stock over the life of the offered notes, as well as the payment amount on the redemption date, the exchange date or stated maturity date, as applicable, may bear little relation to the historical prices shown below.

The table below shows the high, low and final closing prices of the index stock for each of the four calendar quarters in 2011, 2012 and 2013 and the first calendar quarter of 2014 (through February 5, 2014).  We obtained the closing prices listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Prices of the Index Stock

	High	Low	Close
2011
Quarter ended March 31	639.63	557.10	586.21
Quarter ended June 30	591.80	474.88	506.38
Quarter ended September 30	622.46	490.92	514.38
Quarter ended December 31	645.90	495.52	645.90
2012
Quarter ended March 31	668.28	568.10	641.24
Quarter ended June 30	651.01	559.05	580.07
Quarter ended September 30	756.50	570.48	754.50
Quarter ended December 31	768.05	647.18	709.37
2013
Quarter ended March 31	838.68	702.87	794.03
Quarter ended June 30	915.89	765.35	880.37
Quarter ended September 30	924.69	846.90	875.91
Quarter ended December 31	1,120.71	853.67	1,120.71
2014
Quarter ending March 31 (February 5, 2014)	1,180.97	1,101.23	1,143.20

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a regulated investment company;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a partnership;

•                  a person that owns the notes as a hedge or that is hedged against interest rate risks;

•                  a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash or other property attributable to such income.

It is not entirely clear how, under the rules governing contingent payment debt instruments, the maturity date for debt instruments (such as your notes) that provide for an exchange right and a redemption right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your notes (and we intend to make the computation in such a manner) based on the assumption that your notes will remain outstanding until the stated maturity date.

We have determined that the comparable yield for the notes is equal to     % per annum, compounded semi-annually, with a projected payment at maturity of $      based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustment you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
, 2014 through December 31, 2014
January 1, 2015 through December 31, 2015
January 1, 2016 through December 31, 2016
January 1, 2017 through December 31, 2017
January 1, 2018 through December 31, 2018
January 1, 2019 through December 31, 2019
January 1, 2020 through December 31, 2020
January 1, 2021 through , 2021

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

You will recognize income or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash or the fair market value of the index stock you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes. Your holding period in index stock you receive will begin on the day after receipt, and your initial tax basis in any index stock you receive will be the fair market value of the index stock received.

Any income you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss.  If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

 United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

In addition, the Treasury Department has issued proposed regulations under which all or a portion of any amount that you receive upon the redemption or maturity of the notes or upon a sale or exchange of your notes could be treated as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any payments we make to you, could be collected via withholding. The proposed regulations, if finalized in their current form, would apply to payments on the note made on or after January 1, 2016, but only if such notes are acquired on or after March 5, 2014. Accordingly, the proposed regulations, if finalized in their current form, should not apply to the notes held by initial purchasers. While significant aspects of the application of these regulations to the notes are uncertain, we may be required to withhold such taxes if any dividends are paid on the index stock during the term of the notes or if, as a consequence of the trade date for the notes falling between a dividend announcement date and ex dividend date of the index stock, a portion of any payment on your notes reflects an amount determined by reference to such dividend. We could also require you to make certifications prior the maturity, redemption or exchange of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld. You should consult your tax advisor concerning the potential application of these regulations (and any subsequent regulations or other official guidance) to payments you receive on the notes.

 Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Foreign Account Tax Compliance Act Withholding (FATCA)

Pursuant to final Treasury regulations and an Internal Revenue Service notice released on July 12, 2013, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance” in the accompanying prospectus) will generally not apply to obligations that are issued prior to July 1, 2014; therefore, the notes will not be subject to FATCA withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests.  Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption.  In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code).  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.  Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement, and to certain securities dealers at such prices less a concession not in excess of        % of the face amount.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on     , 2014, which is expected to be the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

NOTICE OF EXCHANGE

Dated:

The Bank of New York Mellon

101 Barclay Street, 4E

New York, New York 10286

Attn:	Danny Lee	(212-815-5813)
Fax: (212-815-5366)

with a copy to:

Goldman, Sachs & Co.

200 West Street

16th Floor

Options and Derivatives Operations

New York, New York 10282

Attn:	Nicholas J. Stocker
Erik Zablocki
Phone:	212-855-8527
Fax:	212-256-5966

Re:       Callable Exchangeable Equity-Linked Notes due      , issued by The Goldman Sachs Group, Inc. (Linked to the Common Stock of Google Inc.)

Dear Sirs:

The undersigned is, or is acting on behalf of, the beneficial owner of a portion of one of the notes specified above, which portion has an outstanding face amount equal to or greater than the amount set forth at the end of this notice of exchange. The undersigned hereby irrevocably elects to exercise the exchange right described in the Prospectus Supplement No.     , dated           , 2014, to the Prospectus dated September 19, 2011 and Prospectus Supplement, dated September 19, 2011, with respect to the outstanding face amount of the notes set forth at the end of this notice of exchange. The exercise is to be effective on the day that is both a trading day and a business day on which the trustee has received this notice of exchange, together with all other items required to be delivered on exercise, and the calculation agent has received a copy of this notice of exchange, unless all required items have not been received by 11:00 A.M., New York City time, on that day, in which case the exercise will be effective as of the next day that is both a trading day and a business day. We understand, however, that the effective date in all cases must be no later than the earlier of (i) the business day before the determination date and (ii) any redemption notice date. The effective date will be the exchange notice date.

If the note to be exchanged is in global form, the undersigned is delivering this notice of exchange to the trustee and to the calculation agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the holder. In addition, the beneficial interest in the face amount indicated below is being transferred on the books of the depositary to an account of the trustee at the depositary.

If the note to be exchanged is not in global form, the undersigned or the beneficial owner is the holder of the note and is delivering this notice of exchange to the trustee and to the calculation agent by facsimile transmission as described above. In addition, the certificate representing the note is being delivered to the trustee.

If the undersigned is not the beneficial owner of the note to be exchanged, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Terms used and not defined in this notice have the meanings given to them in the Prospectus Supplement No.      , dated         , 2014, the Prospectus Supplement, dated September 19, 2011 and the Prospectus, dated September 19, 2011. The exchange of the note will be governed by the terms of the note.

The calculation agent should internally acknowledge receipt of the copy of this notice of exchange, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be delivered or paid in the requested exchange should be made on the third business day after the exchange notice date in accordance with the terms of the note.

Face amount of note to be exchanged:

$
(must be a minimum of $1,000 and integral
multiples of $1,000 in excess thereof)

Very truly yours,

(Name of beneficial owner or person
authorized to act on its behalf)

(Title)

(Telephone No.)

(Fax No.)

(DTC participant account number for
delivery of index stock, if any

FOR INTERNAL USE ONLY:
Receipt of the above notice of exchange is
hereby acknowledged:
GOLDMAN, SACHS & CO., as calculation agent
By:
(Title)

Date and time of receipt:

(Date)

(Time)

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

		$ The Goldman Sachs Group, Inc. Callable Exchangeable Equity-Linked Notes due Goldman, Sachs & Co.

	Page

Summary Information	S-2
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-8
Specific Terms of Your Notes	S-19
Use of Proceeds	S-36
Hedging	S-36
The Index Stock	S-37
Supplemental Discussion of Federal Income Tax Consequences	S-39
Employee Retirement Income Security Act	S-42
Supplemental Plan of Distribution	S-43
Notice of Exchange	S-44

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140